EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-41194 of InforMax, Inc. of our report dated June 7, 2000, except for Note 16, paragraphs six, seven, eight, nine, ten, eleven, twelve, thirteen and fourteen as to which the dates are June 19, 2000, June 23, 2000, June 29, 2000, June 30, 2000, July 7, 2000, August 16, 2000, September 8, 2000, September 11,
2000 and September 21, 2000, respectively appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.


Deloitte & Touche LLP

McLean, Virginia

September 25, 2000